UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 28, 2025

ZOOMCAR HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40964	99-0431609
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Anjaneya Techno Park, No.147, 1st Floor Kodihalli, Bangalore, India	560008
(Address of principal executive offices)	(Zip Code)

+918048821871

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	ZCAR	The Nasdaq Stock Market LLC
Warrants, each exercisable for one share of Common Stock at a price of $11,420, subject to adjustment	ZCARW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Uri Levine as a Class III Director

Effective as of March 31, 2025, the Board of Directors (the “Board”) of the Company appointed Uri Levine, as a member and Chairman of the Board to serve as a Class III Director filling the vacancy created by the previous resignation of Mark Bailey. On March 28, 2025, the Company and Mr. Levine executed a Board Appointment Letter (“Board Letter”), a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K, pursuant to which the Company has agreed to (i) pay Mr. Levine a service fee of $29,166 per month, (ii) pay Mr. Levine a $500,000 cash bonus on September 30, 2025 and (iii) award Mr. Levine, subject to stockholder approval (“Stockholder Approval”), 1,000,000 shares of restricted stock (“Restricted Stock Award”), all of which shall vest on the earlier of (A) the second anniversary of the date of grant and (B) Zoomcar India Private Limited, an Indian limited liability company and subsidiary of the Company, achieving $20 million or more in revenue in fiscal year 2026, in each case subject to the Stockholder Approval having been obtained on or before such date. Mr. Levine may not be awarded the Restricted Stock Award, unless and until Stockholder Approval has been obtained and if it is never obtained, he is not entitled to any other compensation in lieu thereof. Mr. Levine is also entitled to be reimbursed for all reasonable out-of-pocket expenses pursuant to the expense policy applicable to members of the Board.

Mr. Levine, age 60, became a director and Chairman of the Board of the Company on March 31, 2025. He has served as a consultant to the Company, since October 21, 2024, and his position as a consultant was terminated effectively upon becoming a director and Chairman. Mr. Levine also previously served on the board of Zoomcar, Inc. from 2021 to 2023. Mr. Levine is a passionate serial entrepreneur and disruptor. He co-founded Waze in 2007, the world’s largest community-based driving traffic and navigation app, which was acquired by Google in June 2013 for more than $1.1 billion. He was a former investor in and initial board member of Moovit, a public transportation app, which Intel acquired for $1 billion in 2020. From 2021 to 2024, Mr. Levine served on the board of Infosys Ltd. (NYSE: INFY), including as a member of the Risk Management Committee, the Corporate Social Responsibility Committee, the Environment, Social and Governance Committee and Cybersecurity risk sub-committee. He is also currently serving on the boards of numerous private companies, including Pontera (formerly FeeX), FairFly, Pluro, Seetree, Kahun and more.

Mr. Levine has been in the high-tech business for the last 40 years, half of them in the startup scene, and has seen everything ranging from failure, middle success, and big success. He is also a world-class speaker on entrepreneurship, disruption, evolution vs. revolutions of markets, mobility and startups. Motivated to encourage the next generation of thinkers and innovators, he also leads an academic workshop entitled “How to Build a Startup,” aimed at undergraduate and graduate-level business students. Mr. Levine is a professor at IE University in Madrid, teaching entrepreneurship. Mr. Levine holds a Bachelor of Arts degree from Tel Aviv University. Before attending university, he served in the Israeli army in its special intelligence unit 8200. He is a trustee at the Tel Aviv University.

Mr. Levine has no family relationships with any of the Company’s directors or executive officers, and he is not a party to, and does not have any direct or indirect material interest in, any transaction requiring disclosure under Item 404(a) of Regulation S-K. There are no arrangements or understandings between Mr. Levine and any other persons pursuant to which he was selected as a director.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

Exhibit Number	Description
10.1	Board Appointment Letter dated March 28, 2025
104	Cover Page Interactive Data File (formatted as inline XBRL)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 3, 2025	Zoomcar Holdings, Inc.

	By:	/s/ Hiroshi Nishijima
	Name:	Hiroshi Nishijima
	Title:	Chief Executive Officer

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